Exhibit 10.1

COHEN & COMPANY, LLC

SECOND AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Cohen & Company, LLC (formerly IFMI, LLC and formerly Cohen Brothers, LLC), a Delaware limited liability company (the “Company”), dated as of March 6, 2026 (the “Effective Date”), is entered into by and among each of the Members set forth on the signature pages hereto. This Agreement, as it may be amended from time to time, shall be binding on any Person who at the time is a Member regardless of whether the Person has executed this Agreement or any amendment hereto.

BACKGROUND

WHEREAS, Cohen Brothers, LLC, a Delaware limited liability company doing business as Cohen & Company, was a party to that certain Agreement and Plan of Merger, dated February 20, 2009 and amended on June 1, 2009, August 20, 2009, and September 30, 2009 pursuant to which Alesco Financial Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Cohen & Company, Inc. (formerly Alesco Financial Inc.) (“Parent”), merged (the “Merger”) with and into the Company with the Company surviving the Merger;

WHEREAS, immediately following the Merger, the Company entered into that certain Amended and Restated Limited Liability Company Agreement, dated as of December 16, 2009, as such Amended and Restated Limited Liability Company Agreement was amended by: (i) Amendment No. 1 to Amended and Restated Limited Liability Company Agreement, dated June 20, 2011, (ii) Amendment No. 2 to Amended and Restated Limited Liability Company Agreement, dated May 9, 2013, (iii) Amendment No. 3 to Amended and Restated Limited Liability Company Agreement, dated October 13, 2019, (iv) Amendment No. 4 to Amended and Restated Limited Liability Company Agreement, dated September 25, 2020, and (v) Amendment No. 5 to Amended and Restated Limited Liability Company Agreement, dated December 20, 2021 (such Amended and Restated Limited Liability Company Agreement, as so amended, the “Amended and Restated Operating Agreement”); and

WHEREAS, the Members of the Company desire to enter into this Agreement to amend and restate the Amended and Restated Operating Agreement to, among other things, permit the Company to issue LTIP Units (as defined herein) which are intended to constitute profits interests for U.S. federal income tax purposes and are subject to the terms and conditions set forth in this Agreement and the applicable Grant Agreement (as defined herein).

NOW, THEREFORE, intending to be bound hereby, the Members agree as follows:

Article I
DEFINITIONS

1.1            General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, consistently applied; (iii) references in this Agreement to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the word “including” means “including, but not limited to”, (vii) the words “not including” mean “excluding only”, and (viii) the headings in this Agreement are for convenience only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of any of the provisions of this Agreement.

1.2            Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (unless otherwise expressly provided herein):

“Act” means the Delaware Limited Liability Company Act in its present form or as amended from time to time.

“Additional Units” means the number of Units representing fifty percent (50%) of the votes entitled to be cast at any Meeting, plus one Unit, minus the number of Units owned by Parent as of the record date of such Meeting.

“Adjusted Basis” means the adjusted tax basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after increasing such Capital Account by any amounts which such Member is obligated to contribute to the Company (pursuant to the terms of this Agreement or otherwise) or is deemed obligated to contribute to the Company pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and reducing such Capital Account by the amount of the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjustment Event” means any of the following events: (A) the Company makes a distribution on all outstanding Units in the form of Units; (B) the Company subdivides the outstanding Units into a greater number of units or combines the outstanding Units into a smaller number of units, or (C) the Company issues any Units in exchange for its outstanding Units by way of a reclassification or recapitalization of its Units. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Units in a financing, reorganization, acquisition or other similar business Unit Transaction, (y) the issuance of Units pursuant to any Executive Incentive Plan or (z) the issuance of any Units to Parent (or any direct or indirect wholly-owned Subsidiary of Parent) in respect of a Capital Contribution to the Company of proceeds from the sale of Additional Securities by Parent.

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“Affiliate” means, when used with reference to any Person, any Person that, directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person (the term “control” for this purpose, shall mean the ability, whether by the ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or the manager of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity, and control shall be conclusively presumed in the case of the direct or indirect ownership of fifty percent (50%) or more of the equity interests).

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement in its present form or as amended, supplemented or restated from time to time in accordance with the terms hereof.

“Amended and Restated Operating Agreement” has the meaning set forth in the Background.

“Assignee” means a Person to whom a Membership Interest has been Transferred and who has not been admitted as a Member.

“Available Cash from Operations” means, for each applicable period, an amount equal (a) to all cash revenues received by the Company during the applicable period from any source (including proceeds of business interruption or other insurance, but excluding funds received as Capital Contributions and the proceeds of a Capital Transaction); (b) less any Debt Service Distribution and any Voluntary Debt Service Distribution required pursuant to the terms of the Junior Subordinated Notes, as applicable, and the amount of any cash reserves necessary or appropriate in the reasonable discretion of the Board of Managers to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company subsequent to such period), or (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; and (c) plus any such reserves previously established and not applied and no longer necessary for the purposes of such reserve.

“Available Cash from Capital Transactions” means an amount equal to the difference, if any, between: (a) all cash receipts of the Company arising from a Capital Transaction (including principal and interest received on a debt obligation received as consideration, in whole or in part, on a sale of assets and the net proceeds of refinancing of any indebtedness of the Company) plus any such reserves previously established and not applied and no longer necessary for the purposes of such reserve, less (b) the sum of: (i) all expenses incurred and reserves determined by the Board of Managers to be necessary in connection with the Capital Transaction; and (ii) any Debt Service Distribution and any Voluntary Debt Service Distribution required pursuant to the terms of the Junior Subordinated Notes, as applicable, and the amount of any cash reserves necessary or appropriate in the reasonable discretion of the Board of Managers to (A) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company subsequent to such period), or (B) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject.

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“Business Day” means any day other than a Saturday, a Sunday or a day on which national banks in Delaware are not open for business or are authorized by law to close.

“Capital Account” means the capital account of a Member maintained in accordance with Section 4.6.

“Capital Account Limitation” has the meaning set forth in Section 4.10(b).

“Cash Amount” means, with respect to a Tendering Member, an amount of cash equal to the product of (i) the Value of a Common Share and (ii) such Tendering Member’s Common Shares Amount determined as of the date of receipt by Parent of such Tendering Member’s Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day.

“Capital Contribution” means, with respect to any Member, the amount of money and the Carrying Value of any asset that such Member has contributed or is deemed to have contributed to the Company.

“Capital Transaction” means a transaction in which the Company or any Subsidiary borrows money, sells, exchanges or otherwise disposes of all or any part of its property, including a sale or other disposition pursuant to a condemnation, receives the proceeds of property damage insurance, or any other transaction that, in accordance with generally accepted accounting principles, is considered capital in nature.

“Carrying Value” means, with respect to any asset, the Adjusted Basis of the asset, except as follows:

(i)            the initial Carrying Value of an asset contributed by a Member to the Company shall be the gross fair market value of the asset, as determined by the Board of Managers at the time the asset is contributed;

(ii)           the Carrying Values of the Company’s assets shall be adjusted in accordance with Regulations Section 1.704-1(b)(iv)(f) as of the following times: (a) upon the acquisition of any other additional interest in the Company by any new or existing Assignee or Member in exchange for more than a de minimis Capital Contribution or upon the acquisition of more than a de minimis profit interest in the Company; (b) the distribution by the Company to a Member or an Assignee of more than a de minimis amount of property as consideration for all or part of a Membership Interest; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); but adjustments pursuant to clauses (a) and (b) above shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)          the Carrying Value of an asset of the Company distributed to a Member shall be adjusted to equal the gross fair market value of the asset on the date of distribution as determined by the Board of Managers; and

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(iv)         the Carrying Values of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of those assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); but the Carrying Values shall not be adjusted pursuant to this clause (iv) to the extent the Board of Managers determines that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Carrying Value of an asset is determined or adjusted pursuant to clauses (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profit and Loss. For purposes of the definition of Carrying Value, the assets and property of the Subsidiary shall be treated as if they were the assets and property of the Company.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State, as amended and restated from time to time in accordance with the Act and this Agreement.

“Common Shares” means shares of Common Stock of Parent, par value $.001 per share.

“Common Shares Amount” means a number of Common Shares equal to the product of (a) the number of Tendered Units and (b) the Exchange Ratio in effect on the Specified Redemption Date with respect to such Tendered Units; provided, however, that, in the event that Parent issues to all holders of Common Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling Parent’s stockholders to subscribe for or purchase Common Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the Common Shares Amount shall also include such Rights that a holder of that number of Common Shares would be entitled to receive, expressed, where relevant hereunder, in a number of Common Shares determined by Parent in good faith.

“Company” means Cohen & Company, LLC, a Delaware limited liability company, and any successor limited liability company which continues the business thereof and is a reformation or reconstitution thereof, in each case in accordance with the terms of this Agreement.

“Company Security” means any class or series of equity interest in the Company (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Company).

“Constituent Person” has the meaning set forth in Section 4.10(g).

“Conversion Date” has the meaning set forth in Section 4.10(c).

“Conversion Notice” has the meaning set forth in Section 4.10(c).

“Conversion Right” has the meaning set forth in Section 4.10(b).

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“Convertible Secured Note”: the Convertible Senior Secured Promissory Note, dated as of March 10, 2017, issued by the Company to DGC Family Fintech Trust in the aggregate principal amount of Fifteen Million Dollars ($15,000,000), with an interest rate of eight percent (8%) per annum.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local law.

“Debt Service Distribution” means a distribution to Parent of an amount equal to the payments required to be made by Parent in accordance with the Junior Subordinated Notes. Parent shall provide the Company with a calculation of any payments due in accordance with the Junior Subordinated Notes at least two (2) Business Days prior to the date on which any payment on the Junior Subordinated Notes is due and payable.

“Depreciation” means for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its Adjusted Basis at the beginning of the Fiscal Year, Depreciation shall be an amount which bears the same ratio to the beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year bears to such beginning Adjusted Basis; but if the Adjusted Basis of an asset at the beginning of a Fiscal Year is zero, Depreciation shall be determined with reference to the beginning Carrying Value using any reasonable method selected by the Board of Managers.

“Designated Non-Parent Member” means any Member other than Parent that has a Percentage Interest of at least ten percent (10%).

“Distribution Threshold” means, with respect to any LTIP Unit, the fixed dollar amount specified in the applicable Grant Agreement that must be distributed with respect to outstanding Units pursuant to Section 5.1 prior to such LTIP Unit participating in distributions of Available Cash from Capital Transactions.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Incentive Plan” means the Cohen & Company Inc. 2020 Long-Term Incentive Plan, as may be amended from time to time, and any successor plan thereto.

“Exchange Ratio” shall initially be 0.1. Upon the occurrence of (i) the issuance of additional Common Shares as a dividend or other distribution on outstanding Common Shares, (ii) a subdivision of outstanding Common Shares into a greater number of Common Shares, or (iii) a combination of outstanding Common Shares into a smaller number of Common Shares (any of the foregoing, an “Extraordinary Stock Event”), the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately following such Extraordinary Stock Event, and the denominator of which shall be the number of Common Shares outstanding immediately prior to such Extraordinary Stock Event. The Exchange Ratio, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Stock Event.

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“Family Group” means, with respect to any Person, such Person’s sole member, and such Person’s or such sole member’s spouse, parent, sibling and descendants (whether natural or adopted) and any estate, trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such Person or such sole member or such Person’s or sole member’s spouse, parent, sibling and/or descendant that is and remains solely for the benefit of such Person, such sole member and/or such Person’s or such sole member’s spouse, parent, sibling and/or descendants and any self-directed retirement plan for such individual.

“First Level Distribution” means, as to any Fiscal Year, an amount equal to: (x) the total of (i) the amount determined by the Board of Managers (in consultation with Parent) as the aggregate federal, state and local income, excise or franchise tax liability of Parent with respect to the Fiscal Year (“Parent Taxes”), but not less than the amount of Parent Taxes as shown on the tax returns filed with respect to the Fiscal Year, plus (ii) the amount of any interest, penalty or additions to tax required to be paid in the Fiscal Year with respect to any other Fiscal Year, minus (iii) the amount of any refunds or credits received or accrued by Parent in the Fiscal Year with respect to any other Fiscal Year, divided by (y) the Percentage Interest of Parent with respect to the Fiscal Year.

“Fiscal Year” means the 12-month period beginning on January 1 of each year and ending on December 31 of such year.

“Forced Conversion” has the meaning set forth in Section 4.10(d).

“Forced Conversion Notice” has the meaning set forth in Section 4.10(d).

“Grant Agreement” means an agreement entered into between the Company and a recipient of LTIP Units setting forth the terms and conditions applicable to such LTIP Units, including vesting, forfeiture, transfer restrictions and redemption eligibility.

“Imputed Underpayment Modification” means any modification under Section 6225(c) of the Code (or any analogous provision of state or local law) to the extent that such modification is available and would reduce any Partnership Level Taxes attributable to a Covered Audit Adjustment.

“Junior Subordinated Notes” means the notes issued by Parent to (x) Alesco Capital Trust I pursuant to that certain Junior Subordinated Indenture, dated as of June 25, 2007, by and between Parent and Wells Fargo Bank, N.A., and (y) Sunset Financial Statutory Trust I pursuant to that certain Junior Subordinated Indenture, dated as of March 15, 2005, between Sunset Financial Resources, Inc. and Bank of New York Mellon (as successor to JPMorgan Chase Bank, National Association).

“Liens” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Loss” has the meaning set forth in Section 5.2.

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“LTIP Economic Capital Account Balance” means, with respect to each LTIP Unitholder, the Capital Account balance of such holder of LTIP Units to the extent attributable to such LTIP holder’s ownership of LTIP Units reduced by any forfeiture allocations due to the forfeiture of any LTIP Units.

“LTIP Unit” means any unit of limited liability company interests in the Company designated as LTIP Units pursuant to Section 4.9, which are intended to constitute profits interests for U.S. federal income tax purposes and are subject to the terms and conditions set forth in this Agreement and the applicable Grant Agreement.

“LTIP Unit Distribution Threshold Limitation” has the meaning provided in Section 5.1(b)(i).

“Majority Vote” means the written consent of, or an affirmative vote by, more than fifty percent (50%) of the outstanding Units entitled to vote.

“Market Price” has the meaning set forth in the definition of “Value.”

“Manager” means any Person serving at the time as a manager of the Company as provided in this Agreement. The Managers, collectively, constitute the “Board of Managers.”

“Meeting” means any meeting of the holders of Units, or any adjournment thereof or any other circumstances upon which a vote, agreement, consent (including unanimous written consents) or other approval is sought from the holders of Units.

“Member” means any Person admitted to the Company as a member pursuant to this Agreement and whose name appears on the books and records of the Company as the holder of one or more Units or LTIP Units.

“Member Nonrecourse Deductions” has the same meaning as partner nonrecourse deductions in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interest” means a Member’s entire interest in the Company, as represented by such Member’s Units and LTIP Units.

“Merger” has the meaning set forth in the Background.

“Minimum Gain on Nonrecourse Liability” means the aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property subject to Nonrecourse Liabilities of the Company (as defined in Regulations Section 1.704-2(b)(3)) in full satisfaction thereof (and for no other consideration). The Members intend that Minimum Gain on Nonrecourse Liability shall be determined in accordance with the provisions of Regulations Section 1.704-2(d)(1).

“Minimum Gain on Member Nonrecourse Debt” means the aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property subject to Member Nonrecourse Debt of the Company (i.e., a nonrecourse debt for which one or more of the Members bears the economic risk of loss, and defined in Regulations Section 1.704-2(b)(4)), in full satisfaction thereof (and for no other consideration). The Members intend that Minimum Gain on Member Nonrecourse Debt shall be determined in accordance with the provisions of Regulations Section 1.704-2(i)(3).

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“Net Asset Gain” or “Net Asset Loss” means, for each Fiscal Year or other applicable period, items of income, gain, loss, or deduction that are components of the Company’s Profit or Loss for such year or period from the disposition of any asset of the Company, including the net capital gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Company, including but not limited to net capital gain realized in connection with an adjustment of the Carrying Value of any asset of the Company which requires that the Capital Accounts of the Members be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations. For the avoidance of doubt, items of Depreciation shall be included in computing Net Asset Gain or Net Asset Loss.

“Non-Parent Member” means any Member other than Parent.

“Nonrecourse Deductions” has the meaning as defined in Regulations Section 1.704-2(b)(1).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit A attached to this Agreement.

“Other PTET Law” has the meaning set forth in Section 5.12.

“Other Securities” has the meaning set forth in Section 6.10.

“Organization Expenses” means the expenses incurred in the organization of the Company, including the costs of preparing this Agreement and preparing and filing the Certificate.

“Parent” has the meaning set forth in the Background.

“Partnership Level Taxes” means any federal, state, or local taxes, additions to tax, penalties, and interest payable by the Partnership as a result of a Tax Audit under the Partnership Tax Audit Rules.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax law), as in effect following the enactment of the Bipartisan Budget Act of 2015.

“Partnership Representative” has the meaning set forth in Section 5.11(a).

“Percentage Interest” means, with respect to any Member at any time, the ratio (expressed as a percentage) of (i) the number of Units and LTIP Units then held by such Member to (ii) the total number of Units and LTIP Units then outstanding.

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“Person” means an individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited liability company or other legal entity, including a governmental entity.

“Proceeding” has the meaning set forth in Section 7.12(b).

“Profit” has the meaning set forth in Section 5.2.

“Proxy Units” has the meaning set forth in Section 6.13.

“PTET” has the meaning set forth in Section 5.12.

“PTET Members” has the meaning set forth in Section 5.12.

“PTET Share” has the meaning set forth in Section 5.12.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange, the NYSE Amex or another national securities exchange or designated for quotation on the NASDAQ National Market, or any successor to the foregoing.

“Push-Out Election” means the election to apply the alternative method provided by Section 6226 of the Code (or any analogous provision of state or local tax law).

“Redemption” has the meaning set forth in Section 12.2(a).

“Registration Statement” has the meaning set forth in Section 12.2(g).

“Regulations” means the permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.

“Safe Harbor” has the meaning set forth in Section 5.9(c).

“Safe Harbor Election” has the meaning set forth in Section 5.9(c).

“Safe Harbor Interests” has the meaning set forth in Section 5.9(c).

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Series A Voting Convertible Preferred Stock of Parent, par value $0.001 per share.

“Series B Preferred Stock” means the Series B Voting Non-Convertible Preferred Stock of Parent, par value $0.001 per share.

“Specified Redemption Date” means the 10th Business Day following receipt by Parent of a Notice of Redemption; provided that, if the Common Shares are not Publicly Traded, the Specified Redemption Date means the 30th Business Day following receipt by Parent of a Notice of Redemption.

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“Subsidiary” means, with respect to any Person, (a) a corporation of which more than fifty percent (50%) of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than fifty percent (50%) of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has at least a majority ownership interest.

“Target Balance” has the meaning set forth in Section 5.6.

“Tax Audit” and “Tax Audits” have the meanings set forth in Section 4.10(d).

“Tendered Units” has the meaning set forth in Section 12.2(a).

“Tendering Member” has the meaning set forth in Section 12.2(a).

“Transfer” and “Transferred” means a sale, assignment, transfer or other disposition (voluntarily or by operation of law) of, or the granting or creating of a lien, encumbrance or security interest in, a Membership Interest; provided, however, the pledge by Cohen Bros. Financial, LLC, a Delaware limited liability company, of its Membership Interests in connection with the Amended and Restated Loan and Security Agreement, and any refinancing thereof, dated June 1, 2009 and amended on September 30, 2009 and the date hereof, by and between Cohen, TD Bank, N.A., a national banking association, and other financial institutions which may be made part of such agreement shall not be deemed a “Transfer” for purposes of this Agreement.

“TruPS Subsidiaries” means Alesco Capital Trust I, a Delaware statutory trust, and Sunset Financial Statutory Trust I, a Delaware statutory trust.

“Unit” means a Membership Interest in the Company designated as a “Unit” (other than an LTIP Unit) representing a fractional part of the Membership Interests of all Members, and entitling the holder thereof to the rights and obligations specified in this Agreement, including rights to allocations, distributions and voting, subject to the terms hereof.

“Unit Economic Balance” means the quotient of (a) the aggregate Capital Account balance attributable to the outstanding Units, plus the amount of any Member Nonrecourse Debt Minimum Gain and Company Minimum Gain, in either case to the extent attributable to the ownership of Units and computed on a hypothetical basis after taking into account all allocations of Profit and Loss through the date on which any allocation is made under Section 5.6, divided by (b) the number of Units outstanding.

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“Unit Transaction” has the meaning set forth in Section 4.10(f).

“Unvested LTIP Units” means LTIP Units that have not yet satisfied the vesting conditions set forth in the applicable Grant Agreement.

“Value” means, on any date of determination with respect to a Common Share, the average of the daily Market Prices for ten consecutive trading days immediately preceding the date of determination; provided, however, that for purposes of Section 12.2, the “date of determination” shall be the date of receipt by Parent of a Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Common Shares, the Closing Price for such Common Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Common Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Common Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE Amex or, if such Common Shares are not listed or admitted to trading on the NYSE Amex, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Common Shares are listed or admitted to trading or, if such Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Common Shares selected by the Board of Directors of Parent or, in the event that no trading price is available for such Common Shares, the fair market value of the Common Shares, as determined in good faith by the Board of Directors of Parent. In the event that the Common Shares Amount includes Rights (as defined in the definition of “Common Shares Amount”) that a holder of Common Shares would be entitled to receive, then the Value of such Rights shall be determined by Parent acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Vested LTIP Units” means LTIP Units that have satisfied the vesting conditions set forth in the applicable Grant Agreement and that have not been forfeited in accordance therewith.

“Voluntary Debt Service Distributions” means an amount equal to payments contemplated in connection with the voluntary prepayment, repurchase, redemption or retirement by Parent of the Junior Subordinated Notes.

“Voting Percentage Interest” means, with respect to any Member, the percentage obtained by dividing the number of Units held by such Member to the total number of outstanding Units.

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Article II
FORMATION

2.1            Organization. The Members hereby confirm that the Company has been organized as a Delaware limited liability company pursuant to the Act.

2.2            Agreement; Effect of Inconsistencies with Act. The Members agree to the terms and conditions of this Agreement, as it may from time to time be amended, supplemented or restated according to its terms. The Members intend that this Agreement shall be the sole source of the agreement among the parties, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make such provision effective under the Act. If the Act is subsequently amended or interpreted in such a way as to validate a provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. Each Member shall be entitled to rely on the provisions of this Agreement, and no Member shall be liable to the Company or to any other Member for any action or refusal to act taken in good faith reliance on this Agreement, except for gross negligence or willful misconduct. The Members and the Company agree that the duties and obligations imposed on the Members and Managers as such shall be limited to those set forth in this Agreement, which is intended to govern the relationship among the Company, the Members and the Managers, notwithstanding any provision of the Act or common law to the contrary, including any fiduciary or similar obligations imposed at law or in equity.

2.3            Name. The name of the Company shall be Cohen & Company, LLC, and such name shall be used at all times in connection with the conduct of the Company’s business.

2.4            Term. The Company shall have perpetual existence until dissolved and its affairs wound up in accordance with this Agreement and the Act.

2.5            Filing of Certificate. The Certificate was filed with the Secretary of State pursuant to the Act on February 9, 2006.

2.6            Registered Agent and Office. The Company’s registered agent for service of process and registered office in the State of Delaware shall be that Person and location reflected in the Certificate. The Board of Managers may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. If the registered agent ceases to act as such for any reason or the registered office shall change, the Board of Managers shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be. If the Board of Managers fails to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.

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2.7            Principal Office. The Company’s principal office is 2929 Arch Street, Philadelphia, PA 19104. The Board of Managers may change the location of the Company’s principal office from time to time. The Board of Managers shall make any filing and take any other action required by applicable law in connection with the change and shall give notice to all Members of the new location of the Company’s principal office promptly after the change becomes effective. The Board of Managers may establish and maintain additional offices for the Company.

2.8            Foreign Qualifications. The Company shall qualify to do business as a foreign limited liability company in each jurisdiction, if any, in which the nature of its business requires such qualification. The Board of Managers may select any Person permitted by applicable law to act as registered agent for the Company in each jurisdiction in which it is qualified to do business and may replace any such Person from time to time.

Article III
BUSINESS, PURPOSES AND POWERS

3.1            Business and Purposes. The purpose and business of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

3.2            Powers. The Company shall have all powers of a limited liability company under the Act and the power to do all things necessary or convenient to operate its business and accomplish its purposes.

3.3            Issuances to Parent.

(a)            No additional Units shall be issued to Parent unless (i) the additional Units are issued to all Members in proportion to their respective Percentage Interests with respect to the class of Units so issued, (ii) (x) the additional Units are issued in connection with an issuance of Common Shares or preferred shares or other interests in Parent, which preferred shares or other interests have designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the additional Units issued to Parent and (y) Parent directly or indirectly contributes or otherwise causes to be transferred to the Company the cash proceeds or other consideration, if any, received in connection with the issuance of such Common Shares, preferred shares or other interests in Parent or (iii) the additional Units are issued upon the conversion, redemption or exchange of debt, Units or other securities issued by the Company. In the event that the Company issues additional Units pursuant to this section, the Members shall make such revisions to this Agreement as they determine by Majority Vote are necessary to reflect the issuance of such additional Units.

(b)            In the event of any issuance of additional Common Shares, preferred shares or other interests by Parent, and the direct or indirect contribution to the Company, by Parent, of the cash proceeds or other consideration received from such issuance, any of Parent’s expenses associated with such issuance shall be considered to be a Company expense, including any underwriting discounts or commissions (it being understood that if the proceeds actually received by Parent are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred by Parent in connection with such issuance, then Parent shall be deemed to have made a Capital Contribution to the Company in the amount of the gross proceeds of such issuance and the Company shall be deemed simultaneously to have reimbursed Parent pursuant to Section 6.11 for the amount of such underwriter’s discount or other expenses).

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Article IV
MEMBERS, CAPITAL CONTRIBUTIONS AND UNITS

4.1            Membership Interests; Units.

(a)            Units; Classes. The Membership Interests in the Company shall be represented by Units and LTIP Units, each of which having the rights, preferences, limitations and privileges set forth in this Agreement. The Company may from time-to-time issue additional Units and/or LTIP Units in one or more classes, for such consideration and on such terms and conditions as shall be established by the Board of Managers, and with respect to additional issuances of Units (but not LTIP Units), upon a Majority Vote of the Members. The Board of Managers may establish separate series within any class of Units and LTIP Units, and may determine the preferences, rights, limitations and privileges applicable to such series, provided that such terms are not inconsistent with this Agreement.

(b)            Ownership; Percentage Interests. The Members individually own the Units and LTIP Units have the corresponding Percentage Interests in the Company as set forth on Schedule A attached hereto. The Board of Managers shall amend and restate Schedule A from time to time upon the issuance of additional Units, LTIP Units, or upon a transfer of Units or LTIP Units to reflect the then-current Members and their respective Percentage Interests. Schedule A shall be maintained at the principal office of the Company.

(c)            No Resignation. A Member shall not have a right to resign as a Member prior to the dissolution and winding up of the Company except as expressly provided in this Agreement.

4.2            Capital Contributions. The Company shall keep a record of the Capital Contributions made by the Members. The Capital Contribution made or deemed made by each Member as of the date hereof is set forth on Schedule A. The Members may, but shall not be required to, make additional Capital Contributions to the Company.

4.3            Fair Market Values and Adjusted Basis of Assets. The Company shall determine in good faith the initial Carrying Values and Adjusted Basis of the Company’s assets as of the date any property is contributed to the Company and shall maintain appropriate records thereof in accordance with Article V and Section 704(b) of the Code.

4.4            Equity Incentive Plan. The Board of Managers may award Units and LTIP Units under the Equity Incentive Plan to Persons providing services to the Company and/or Parent. Any LTIP Units issued pursuant to the Equity Incentive Plan shall be governed by Section 4.9 and the terms of any written grant agreement or award agreement entered into between the Company and the applicable holder (each a “Grant Agreement”). The terms and conditions of the Equity Incentive Plan and any LTIP Units issued thereunder shall be determined by the Board of Managers and shall be consistent with this Agreement. LTIP Units may be subject to vesting conditions, forfeiture provisions, distribution thresholds, performance hurdles, or other restrictions, as set forth in the applicable Grant Agreement. In the event of any conflict between a Grant Agreement and this Agreement, this Agreement shall control unless this Agreement expressly provided otherwise.

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4.5            Record Holders. The Company shall be entitled to treat the Person in whose name any Unit is registered on the books of the Company as the owner of such Unit for all purposes, including as a Member holding the Membership Interest represented thereby. The Company shall not be bound to recognize any equitable or other claim to, or interest in, any Unit on the part of any other Person, whether or not the Company has notice thereof.

4.6            Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with Regulations Section 1.704-1(b)(2)(iv). If (i) a new or existing Member acquires an additional Membership Interest in exchange for more than a de minimis Capital Contribution, (ii) the Company distributes to a Member more than a de minimis amount of Company property as consideration for a Membership Interest, (iii) the Company is liquidated within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g) or (iv) the Company grants a Membership Interest (other than a de minimis Membership Interest) as consideration for the provision of services to or for the benefit of the Company or Parent to an existing Member acting in a Member capacity, or to a new Member acting in a Member capacity or in anticipation of being a Member, the Board of Managers shall revalue the assets of the Company to their fair market value (as determined by the Board of Managers, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) in accordance with Regulations Section 1.704-1(b)(2)(iv)(f); provided, however, that (i) the issuance of any LTIP Unit shall be deemed to require a revaluation pursuant to this Section 4.6 and (ii) the Board of Managers may elect not to revalue the property of the Company in connection with the issuance of additional Units pursuant to Section 4.1 to the extent it determines, in its sole and absolute discretion, that revaluing the property of the Company is not necessary or appropriate to reflect the relative economic interests of the Members. When the Company’s assets are revalued by the Board of Managers, the Capital Accounts of the Members shall be adjusted in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members pursuant to Section 5.3 or Section 5.4 as applicable if there were a taxable disposition of such property for its fair market value (as determined by the Board of Managers, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.

4.7            No Interest on Capital Contributions. No Member shall be entitled to receive interest on such Member’s Capital Contributions or Capital Account balance.

4.8            Return of Capital Contributions. Except as expressly provided in this Agreement, no Member shall be entitled to withdraw or demand the return of any Capital Contribution or Capital Account balance prior to the dissolution and winding up of the Company. No Member shall be entitled to receive property other than cash in return of such Member’s Capital Contribution.

4.9            LTIP Units.

(a)            Issuance of LTIP Units. Notwithstanding anything contained herein to the contrary, the Board of Managers is hereby authorized, without the need for any vote or approval of any Member, to cause the Company from time-to-time to issue LTIP Units to any Person that provides services to the Company and/or Parent pursuant to an Equity Incentive Plan for such consideration as the Board of Managers may determine to be appropriate, and to admit such Persons as Members. For purposes of computing the Members’ Percentage Interests, holders of LTIP Units shall be treated as Unit holders and LTIP Units shall be treated as Units. In particular, the Company shall maintain at all times a one-to-one correspondence between LTIP Units and Units for conversion, distribution and other purposes.

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(b)            Adjustment Events. If an Adjustment Event occurs, the Board of Managers shall make a corresponding adjustment to the LTIP Units to maintain a one-for-one conversion and economic equivalence ratio between Units and LTIP Units. If more than one Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that accounts for each and every Adjustment Event as if all such Adjustment Events occurred simultaneously. If the Company takes an action affecting the Units other than actions specifically described as “Adjustment Events” and, in the opinion of the Board of Managers, such action would require an adjustment to the LTIP Units to maintain the one-to-one correspondence described above, the Board of Managers shall have the right to make such adjustment to the LTIP Units, to the extent permitted by law and the Equity Incentive Plan and Grant Agreement, in such manner and at such time as the Board of Managers, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the LTIP Units as herein provided, the Company shall promptly file in the books and records of the Company an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after the filing of such certificate, the Company shall deliver a notice in accordance with Section 13.1 to each holder of LTIP Units setting forth the adjustment to such holder’s respective LTIP Units and the effective date of such adjustment; provided that the failure to deliver such notice shall not invalidate the adjustment or the authority granted hereunder.

(c)            Priority. Subject to the provisions of this Section 4.9, Section 5.2, and any Grant Agreement, the LTIP Units shall rank pari passu with the Units as to the payment of regular and special periodic or other distributions pursuant to Section 5.1. With respect to any distributions and as to distributions of assets upon liquidation, dissolution or winding up, any class or series of Units which by its terms specifies that it shall rank junior to, on a parity with, or senior to the Units, shall also rank junior to, or pari passu with, or senior to, as the case may be, the LTIP Units. Subject to the terms of any Grant Agreement, any holder of LTIP Units shall be entitled to transfer such LTIP Units to the same extent, and subject to the same restrictions, as holders of Units are entitled to transfer their Units pursuant to Article IX.

(d)            Special Provisions. LTIP Units shall be subject to the following special provisions:

(i)            Grant Agreement. LTIP Units may, in the sole discretion of the Board of Managers, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of a Grant Agreement. The terms of any Grant Agreement may be modified by the Board of Managers from time-to-time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Grant Agreement or an Equity Incentive Plan, if applicable. LTIP Units that have vested under the terms of a Grant Agreement are referred to as “Vested LTIP Units”; all other LTIP Units shall be treated as “Unvested LTIP Units.” Upon grant, the grantee of any LTIP Unit shall be treated as a Member for all purposes. The Members acknowledge that the Capital Account balance and liquidation value of each LTIP Unit shall be zero upon grant, for all purposes.

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(ii)           Forfeiture. Upon the occurrence of any event specified in the applicable Grant Agreement or Equity Incentive Plan that results in either the forfeiture of any LTIP Units or the right of the Company or the Board of Managers to repurchase any LTIP Units at a specified purchase price, if such forfeiture event occurs or if the Company or the Board of Managers exercises its right to repurchase such LTIP Units in accordance with the applicable Grant Agreement and/or Equity Incentive Plan, the relevant LTIP Units shall immediately and without any further action be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the applicable Grant Agreement or Equity Incentive Plan, no consideration or other payment shall be due to the holder of any LTIP Units that have been forfeited other than distributions made with respect to such LTIP Units prior to the effective date of the forfeiture. In connection with any repurchase or forfeiture of LTIP Units, the balance of the portion of the Capital Account of the holder of LTIP Units attributable to all of such holder’s LTIP Units shall be reduced by the amount, if any, by which it exceeds the Target Balance contemplated by Section 5.4, calculated with respect to the holder’s remaining LTIP Units, if any.

(iii)          Allocations. Holders of LTIP Units shall be entitled to certain special allocations of Net Asset Gain under Section 5.4. Except in connection with Net Asset Gain, holders of LTIP Units shall be allocated Profit under Section 5.3 no greater than the amount of distributions made pursuant to Section 5.1 (assuming that all such LTIP Units were Vested LTIP Units at the time of such distributions).

(iv)          Redemption. A Member’s Redemption Right under Section 12.2 shall not apply with respect to any LTIP Units unless and until such LTIP Units are converted to Units as provided in Section 4.10.

(v)           Conversion to Units. Vested LTIP Units are eligible to be converted into Units in accordance with Section 4.10.

(vi)          Tax Treatment. The Company and the Members intend that the LTIP Units be classified as “profits interests” within the meaning of IRS Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993), as clarified by IRS Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001), and the provisions of this Agreement shall be interpreted in a manner consistent with this intent. Upon issuance, each LTIP Unit shall have a Capital Account balance of zero and shall not entitle the holder thereof to participate in the value of the Company’s assets existing as of the date of grant, except as provided in Article V.

(e)            Voting. LTIP Units shall not entitle the holder thereof to vote on any matter requiring Member approval, except as otherwise required by applicable law or as expressly provided in this Agreement.

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4.10          Conversion of LTIP Units.

(a)            Conversion Right. Subject to the provisions of this Section 4.10, the holder of an LTIP Unit shall have the right (the “Conversion Right”), at such holder’s option, at any time to convert all or a portion of such holder’s Vested LTIP Units into Units; provided, however, that a holder may not exercise the Conversion Right for less than 1,000 Vested LTIP Units or, if such holder holds less than 1,000 Vested LTIP Units, all of the Vested LTIP Units held by such holder. Holders of LTIP Units shall not have the right to convert Unvested LTIP Units into Units until such Units become Vested LTIP Units; provided, however, that when a holder of LTIP Units is notified of the expected occurrence of an event that will cause such holder’s Unvested LTIP Units to become Vested LTIP Units, such holder may give the Company a Conversion Notice conditioned upon and effective as of the time of vesting, and such Conversion Notice, unless subsequently revoked by the holder of such LTIP Units, shall be accepted by the Company subject to such condition. The Board of Managers shall have the right at any time to cause a conversion of Vested LTIP Units into Units. In all cases, the conversion of any LTIP Units into Units shall be subject to the conditions and procedures set forth in this Section 4.10.

(b)            Capital Account Limitation. A holder of Vested LTIP Units may convert such Vested LTIP Units into an equal number of fully paid and non-assessable Units, giving effect to all adjustments (if any) made pursuant to Section 4.9. Notwithstanding the foregoing, in no event may a holder of Vested LTIP Units convert a number of Vested LTIP Units that exceeds: (x) the LTIP Economic Capital Account Balance of such Member divided by (y) the Unit Economic Balance, in each case as determined as of the effective date of conversion (the “Capital Account Limitation”). For purposes of making future allocations under Section 5.3 and Section 5.4 and for purposes of applying the Capital Account Limitation, the portion of the LTIP Economic Capital Account Balance of the applicable holder of LTIP Units that is treated as attributable to his or her LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the Unit Economic Balance.

(c)            Conversion Notice. In order to exercise the Conversion Right, the holder of LTIP Units shall deliver a notice (a “Conversion Notice”) in the form attached hereto as Exhibit B to the Company (with a copy to the Board of Managers) not less than 10 nor more than 60 days prior to a date (the “Conversion Date”) specified in such Conversion Notice; provided that if the Board of Managers has not given the holder of LTIP Units notice of a proposed or Unit Transaction at least 30 days prior to the effective date of such Unit Transaction, then the holder of LTIP Units shall have the right to deliver a Conversion Notice until the earlier of (x) the tenth day after such notice from the Board of Managers of a Unit Transaction or (y) the third Trading Day immediately preceding the effective date of such Unit Transaction. A Conversion Notice shall be provided in the manner provided in Section 13.1. Each holder of LTIP Units covenants and agrees with the Company that all Vested LTIP Units to be converted pursuant to this Section 4.10 shall be free and clear of all liens, claims and encumbrances. Notwithstanding anything herein to the contrary, a holder of LTIP Units may deliver a Notice of Redemption pursuant to Section 12.2 relating to those Units that will be issued to such holder upon conversion of such LTIP Units into Units in advance of the Conversion Date; provided that the redemption of such Units by the Company shall in no event take place until after the Conversion Date. For clarity, it is noted that the objective of this paragraph is to put the holder of LTIP Units in a position where, if such holder so wishes, the Units into which such holder’s Vested LTIP Units will be converted can be tendered to the Company for redemption simultaneously with such conversion, with the further consequence that, if Parent elects to assume the Company’s redemption obligation with respect to such Units under Section 12.2 by delivering to such holder the Common Shares Amount, then such holder can have the Common Shares Amount issued to such holder simultaneously with the conversion of such holder’s Vested LTIP Units into Units. The Board of Managers and holder of LTIP Units shall reasonably cooperate with each other to coordinate the timing of the events described in the foregoing sentence.

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(d)            Forced Conversion. The Company may, at any time at the election of the Board of Managers, cause any number of Vested LTIP Units to be converted (a “Forced Conversion”) into an equal number of Units, giving effect to all adjustments (if any) made pursuant to Section 4.9(b); provided that the Company may not cause a Forced Conversion of any LTIP Units that would not at the time be eligible for conversion at the option of such holder of LTIP Units pursuant to Section 4.10(a). In order to exercise its right of Forced Conversion, the Company shall deliver a notice (a “Forced Conversion Notice”) in the form attached hereto as Exhibit C to the applicable holder of LTIP Units not less than ten (10) nor more than sixty (60) days prior to the Conversion Date specified in such Forced Conversion Notice. A Forced Conversion Notice shall be provided in the manner provided in Section 13.1 and shall be revocable by the Board of Managers at any time prior to the Forced Conversion. A conversion of Vested LTIP Units for which the holder thereof has given a Conversion Notice or the Company has given a Forced Conversion Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such holder of LTIP Units, as of which time such holder shall be credited on the books and records of the Company with the issuance as of the opening of business on the next day of the number of Units issuable upon such conversion. After the conversion of LTIP Units as aforesaid, the Company shall deliver to such holder of LTIP Units, upon his or her written request, a certificate of the Board of Managers certifying the number of Units and remaining LTIP Units, if any, held by such person immediately after such conversion. The Assignee of any Member pursuant to Article IX may exercise the rights of such Member pursuant to this Section 4.10 and such Member shall be bound by the exercise of such rights by the Assignee.

(e)            Impact of Conversion on Capital Account Limitation. For purposes of making future allocations under Section 5.3 and Section 5.4 and for purposes of applying the Capital Account Limitation, the portion of the LTIP Economic Capital Account Balance of the applicable holder of LTIP Units that is treated as attributable to his or her LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the Unit Economic Balance.

(f)            Unit Transaction. If the Company, or Parent shall be a party to any Unit Transaction (including without limitation a merger, consolidation, unit exchange, self tender offer for all or substantially all Units or other business combination or reorganization, or sale of all or substantially all of the Company’s assets, but excluding any Unit Transaction which constitutes an Adjustment Event) in each case as a result of which Units shall be exchanged for or converted into the right, or the holders of Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Unit Transaction”), then the Board of Managers shall, subject to the terms of any applicable Equity Incentive Plan or Grant Agreement, exercise immediately prior to the Unit Transaction its right to cause a Forced Conversion with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Unit Transaction or that would occur in connection with the Unit Transaction if the assets of the Company were sold at the Unit Transaction price or, if applicable, at a value determined by the Board of Managers in good faith using the value attributed to the Company Units in the context of the Unit Transaction (in which case the Conversion Date shall be the effective date of the Unit Transaction).

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(g)            Form of Consideration Upon Unit Transaction and Forced Conversion. In anticipation of a Forced Conversion upon the consummation of the Unit Transaction, the Company shall use commercially reasonable efforts to cause each holder of LTIP Units to be afforded the right to receive in connection with such Unit Transaction in consideration for the Units into which such holder’s LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Unit Transaction by a holder of the same number of Units, assuming such holder of Units is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that holders of Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Unit Transaction, prior to such Unit Transaction, the Board of Managers shall give prompt written notice to each holder of LTIP Units of such election, and shall use commercially reasonable efforts to afford such holders the right to elect, by written notice to the Board of Managers, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into Units in connection with such Unit Transaction. If the holder of LTIP Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held by such holder (or by any of such holder’s transferees) the same kind and amount of consideration that a holder of a Unit would receive if such Unit holder failed to make such an election.

(h)            Unconverted LTIP Units Following Unit Transaction. Subject to the rights of the Company and the Board of Managers under any Grant Agreement and Equity Incentive Plan, the Company shall use commercially reasonable efforts to cause the terms of any Unit Transaction to be consistent with the provisions of this Section and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any under of LTIP Units whose LTIP Units will not be converted into Units in connection with the Unit Transaction that will (i) contain provisions enabling the holders of LTIP Units that remain outstanding after such Unit Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in this Agreement for the benefit of the holders of LTIP Units.

Article V
DISTRIBUTIONS AND ALLOCATIONS

5.1            Distributions.

(a)            Distributions Generally. The amount and timing of all distributions of Available Cash from Operations and Available Cash from Capital Transactions to Members shall be at the discretion of the Board of Managers; provided that, to the extent of Available Cash from Operations and Available Cash from Capital Transactions, an amount of cash equal to the First Level Distribution shall be distributed at least annually with respect to each Fiscal Year within ninety (90) days after the end of the Fiscal Year. Subject to Section 5.3 below, all distributions of Available Cash from Operations and Available Cash from Capital Transactions, including the First Level Distribution, shall be made to the Members pro rata based on their respective Percentage Interests. Notwithstanding the foregoing, other than First Level Distributions provided for in this Section 5.1(a), no distributions shall be made pursuant to this Section 5.1(a) during the existence of an event of default under the Junior Subordinated Notes. The Board of Managers may distribute First Level Distributions in quarterly installments on an estimated basis prior to the end of a Fiscal Year, but if the amounts distributed by the Company as estimated quarterly First Level Distributions with respect to a Fiscal Year exceed the greater of (1) the amount of First Level Distributions to which the Members are entitled for such Fiscal Year; or (2) the total amount of distributions to which the Members are entitled in such Fiscal Year; each Member will, within fifteen (15) days after the Member’s federal income tax return for such Fiscal Year is filed, return such excess to the Company and such excess will be treated as a distribution to such Member until it is returned.

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(b)            Limitations on LTIP Unit Distributions.

(i)            LTIP Unit Distribution Threshold Limitation. Notwithstanding anything to the contrary in this Agreement, an LTIP Unit shall be entitled to participate in distributions of Available Cash from Capital Transactions that was earned and received by the Company following the issuance of such LTIP Unit; provided, however, that (a) such participation in the distributions of Available Cash from Capital Transactions shall be limited by Section 5.3(b) below and (b) such LTIP Unit shall not be entitled to participate in Available Cash from Capital Transactions until and unless the cumulative amount of Available Cash from Capital Transactions distributed pursuant to Section 5.1(a) in respect of all of the then outstanding Units and LTIP Units (other than the subject LTIP Unit) equals the Distribution Threshold applicable to such LTIP Unit (this limitation under this clause (ii), the “LTIP Unit Distribution Threshold Limitation”). The intent of this Section is to ensure that LTIP Units qualify as “profits interest” under IRS Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993), as clarified by IRS Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001) and this Section shall be interpreted and applied consistently therewith. Any and all excess Available Cash from Capital Transactions not otherwise distributed to such holders of LTIP Units as a result of the provisions of this Section 5.3 (other than the provisions referencing Section 5.1(b)(iii) below) shall be distributed among the other Members in proportion to their respective Percentage Interests (excluding the relevant LTIP Units in such calculation).

(ii)           Catch-Up Distributions for LTIP Units. If one or more LTIP Units had been subject to the LTIP Unit Distribution Threshold Limitation and, after taking into account the LTIP Unit Distribution Threshold Limitation, such LTIP Units are no longer so limited, then, prior to making any further distributions of Available Cash from Capital Transactions under Section 5.1 to any Members, all distributions of Available Cash from Capital Transactions pursuant to Section 5.1 that otherwise would have been made to such Members shall instead be made to the Member(s) in respect of the LTIP Units, as applicable, that were subject to the LTIP Unit Distribution Threshold Limitation until the aggregate amount of Available Cash from Capital Transactions distributed to each such Member under this Section 5.3(b) equals the aggregate amount that would have been distributed to each such Member had such Member’s respective LTIP Unit been issued with a Distribution Threshold equal to zero (the “LTIP Unit Catch-Up Distributions”), in proportion to their respective LTIP Unit Catch-Up Distributions.

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(iii)          Unvested LTIP Unit Limitation of Distributions of Available Cash from Operations and Available Cash from Capital Transactions. Not in limitation of the provisions set forth in Sections 5.1(b)(i) and (ii), to the extent all or any amounts of a distribution are to be apportioned to Unvested LTIP Units, such amounts shall be retained by the Company and released to such holder of Unvested LTIP Units as such Unvested LTIP Units vest and become Vested LTIP Units in accordance with the applicable Grant Agreement. Any amounts that are not released to such holder if and when the underlying Unvested LTIP Units are forfeited in accordance with the applicable Grant Agreement shall be retained by the Company. Any amounts otherwise distributable to the holder of LTIP Units, but for the provisions of this Section, shall nonetheless be deemed to be distributable to such holder for purposes of Section 5.3 with the result that Profits shall be allocated to such holder of Unvested LTIP Units as if this Agreement did not contain the preceding sentences and such holder shall be entitled to a First Level Distribution pursuant to Section 5.1(a).

(iv)          Authority to Make Adjustments. The Manager shall have the authority to make such adjustments to distributions pursuant to Section 5.1, Section 5.2, and this Section 5.3 (and corresponding allocations under Section 5.5 and Section 5.6) as it determines in good faith are necessary to effectuate the intent of this Section 5.3.

(c)            Debt Service Distributions and Voluntary Debt Service Distributions to Parent. Notwithstanding anything to the contrary contained herein and prior to any and all distributions of Available Cash from Operations and Available Cash from Capital Transactions pursuant to Section 5.1(a) or otherwise, the Debt Service Distributions and the Voluntary Debt Service Distributions shall be distributed to Parent for the sole purpose of satisfying Parent’s payment obligations under the Junior Subordinated Notes, as applicable, and no portion of these distributions shall be made to any Member other than Parent. Any and all Debt Service Distributions to Parent pursuant to this Section 5.1(c) shall, for all U.S. federal, state and local income tax purposes, be treated as guaranteed payments made by the Company to Parent pursuant to Section 707(c) of the Code. Any and all Voluntary Debt Service Distributions to Parent pursuant to this Section 5.1(c) shall, for all U.S. federal, state and local income tax purposes, be treated as the repayment of principal on a loan from Parent to the Company.

5.2            Determination of Profits and Losses. For purposes of this Agreement, the profit (“Profit”) or loss (“Loss”) of the Company for each Fiscal Year or other period shall be the taxable income or loss of the Company for such Fiscal Year or other period as determined for Federal income tax purposes in accordance with Section 703(a)(1) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) shall be included in such taxable income or loss), but computed with the following adjustments except to the extent already taken into account in determining taxable income or loss:

(a)            by including as an item of gross income any tax-exempt income received by the Company;

(b)            by treating as a deductible expense any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as described in such Code Section by Regulations Section 1.704-1(b)(2)(iv)(i);

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(c)            gain or loss resulting from any disposition of Company property shall be computed by reference to the Carrying Value of the property disposed of, rather than its Adjusted Basis, and in lieu of depreciation, amortization or cost recovery deduction, there shall be taken into account the Depreciation, as determined hereunder;

(d)            in the event the Carrying Value of an asset of the Company is adjusted pursuant to clauses (ii) or (iii) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss;

(e)            to the extent an adjustment to the Adjusted Basis of any asset of the Company pursuant to Sections 734(b) or 743(b) of the Code is required by Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Adjusted Basis of the asset) or loss (if the adjustment decreases the Adjusted Basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profit or Loss; and

(f)            after making the regulatory allocations required by Section 5.5.

5.3            Allocations of Profits and Losses Generally. Except as otherwise provided in Section 5.4 and Section 5.5, Profits and Losses for each Fiscal Year shall be allocated among the Members in such a manner that, as of the end of such Fiscal Year, the Capital Accounts of each Member equals (as nearly as possible) the amount such Member would receive if (i) the Company sold all of its assets for their Carrying Values, (ii) all liabilities of the Company were satisfied (limited to the extent of such Carrying Values), and (iii) the remaining proceeds were distributed in accordance with Section 5.1. Allocations pursuant to this Section 5.5 are intended to reflect the Members’ economic entitlements under Section 5.1 and shall be made in a manner consistent therewith. Notwithstanding anything to the contrary contained in this Agreement and solely with respect to allocations of Profits and Losses, all Unvested LTIP Units shall be treated as Vested LTIP Units.

5.4            Special Allocations of Net Asset Gain to LTIP Units. Notwithstanding any other provisions of this Article V, after giving effect to the regulatory allocations in Section 5.5 but prior to any allocations under Section  5.4, Net Asset Gain and, to the extent necessary, individual items of gain thereof, shall be allocated to the holders of LTIP Units until their LTIP Economic Capital Account Balances are equal to (i) the Unit Economic Balance, multiplied by (ii) the number of their LTIP Units (the “Target Balance”) and thereafter shall be allocated in accordance with Section 5.3; provided, however, that no such Net Asset Gain and, to the extent necessary, individual items of income and gain comprising Net Asset Gain of the Company, shall be allocated with respect to any particular LTIP Unit unless and to the extent that the Unit Economic Balance exceeds the Unit Economic Balance in existence at the time such LTIP Unit was issued. Any allocations made pursuant to the first sentence of this Section 5.4 shall be made among the holders of the LTIP Units in proportion to the amounts required to be allocated to each under this Section. The parties agree that the intent of this Section 5.4 is to make the Capital Account balance associated with each LTIP Unit to be economically equivalent to the Capital Account balance associated with each Unit outstanding (on a per-Unit basis), but only if and to the extent that the Capital Account balance associated with the Units outstanding, without regard to the allocations under this Section, has increased on a per-Unit basis since the issuance of the relevant LTIP Unit.

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5.5            Regulatory Allocations.

(a)            Minimum Gain Chargeback; Nonrecourse Liability. Except as otherwise provided in Regulations Section 1.704-2(f), if there is a net decrease in the Minimum Gain on Nonrecourse Liability during any Fiscal Year, the Members shall be allocated items of income and gain for the Fiscal Year, before any other allocation of Company items described in Code Section 704(b) is made for the Fiscal Year (and, if necessary subsequent Fiscal Years), in the amounts and in the proportions required by Regulations Sections 1.704-2(f) and 1.704-2(j)(2)(i). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(f).

(b)            Minimum Gain Chargeback; Member Nonrecourse Debt. Except as otherwise provided in Regulations Section 1.704-2(i) (4), if there is a decrease in the Minimum Gain on Member Nonrecourse Debt during a Fiscal Year, then any Member who has a share of the Minimum Gain on Member Nonrecourse Debt at the beginning of the Fiscal Year shall be allocated items of income and gain for the Fiscal Year, before any other allocation of Company items described in Code Section 704(b) is made for the Fiscal Year (and, if necessary, subsequent Fiscal Years), in the amounts and in the proportions required by Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(i)(4).

(c)            Qualified Income Offset (General Rule). If any Member unexpectedly receives any adjustments, allocations or distributions described in clauses (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible. This Section is intended to constitute a “qualified income offset” within the meaning of Regulation Section 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted accordingly.

(d)            Member Nonrecourse Debt Deductions. Member Nonrecourse Deductions with respect to Member Nonrecourse Debt shall be specially allocated among the Member or Members who bear the economic risk of loss with respect to such Member Nonrecourse Debt in the amounts and in the proportions required by Regulations Section 1.704(2)(i)(1). The allocations referred to in this subsection shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(i).

(e)            Gross Income Allocation. Each Member who has an Adjusted Capital Account Deficit at the end of any Fiscal Year shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been made as if this Section were not a part of this Agreement.

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(f)            Section 754 Adjustments. In any case where an adjustment to the Adjusted Basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required (pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations 1.704-1(b)(2)(iv)(m)(4)), to be taken into account in determining Capital Accounts because of a distribution to a Member in complete liquidation of the Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated among the Members in accordance with their interests in the Company in the event that (i) Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or (ii) the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(g)            Curative Allocations. The term “Regulatory Allocations” shall mean the allocations set forth in subsections (b) through (f) of this Section. Offsetting special allocations of Company income, gain, loss or deduction shall be made so that after such offsetting allocations are made, each Member’s Capital Account is, to the extent possible, equal to the Capital Account such Member would have had if the Regulatory Allocations were not included in this Agreement.

5.6            Income Tax Allocations.

(a)            Except as otherwise provided in this Section 5.6, for purposes of Sections 702 and 704 of the Code, or the corresponding sections of any future federal internal revenue law, or any similar tax law of any state or other jurisdiction, the Company’s profits, gains and losses for Federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof; shall be allocated among the Members in the same proportions as the corresponding “book” items are allocated pursuant to this Section.

(b)            Notwithstanding Section 5.6(a), each item of taxable income, gain, loss or deduction attributable to any property of the Company or the Subsidiary contributed by a Member, or the Carrying Value of which has been adjusted pursuant to clause (ii) of the definition of Carrying Value, shall be allocated among the Members in accordance with Section 704(c) of the Code, using such method permitted by Section 704(c) of the Code and the Regulations thereunder as may be reasonably selected by the Partnership Representative, on the advice of the Company’s independent accountants, so as to take into account the variation, at the time of contribution or adjustment to Carrying Value, between the Adjusted Basis and the Carrying Value of such property, as required by Regulations Section 1.704-1(b)(4)(i) and Section 1.704-3.

(c)            If any portion of the Profit from a Capital Transaction allocated among the Members is characterized as ordinary income under the recapture provisions of the Code or is subject to a different rate of tax under the Code, each Member’s distributive share of taxable gain from the sale of the property that gave rise to such Profit (to the extent possible) shall include a proportionate share of the recapture income or income that is subject to a different rate of tax equal to that Member’s share of prior cumulative depreciation deductions with respect to the property that give rise to the recapture income or the income that is subject to a different rate of tax.

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5.7            Transfers During Fiscal Year. In the event of a Transfer of all or any part of a Membership Interest (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, the distributive shares of Profit or Loss (in respect of the Membership Interest so Transferred) shall be allocated between the transferor and the transferee either (i) as if the Company’s Fiscal Year had ended on the date of the transfer or (ii) based on the number of days of such Fiscal Year that each was a Member without regard to the results of Company activities in the respective portions of such Fiscal Year in which the transferor and the transferee were Members; provided, however, that the Board of Managers may apply a different method if required by applicable law. The Board of Managers, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit or Loss between the transferor and the transferee of the Membership Interests.

5.8            Amortization and Allocation of Organization Expenses. The Company elected to amortize over a period of 180 calendar months all Organization Expenses in accordance with the provisions of Section 709(b) of the Code, and all start-up expenses in accordance with the provisions of Section 195 of the Code.

5.9            Partnership Representative; Tax Elections; Special Basis Adjustments.

(a)            The Board of Managers shall designate each year a “partnership representative” (within the meaning of Section 6223(a) of the Code) (the “Partnership Representative”) of the Company shall be the Parent if no other Person is designated by the Manager. The Partnership Representative shall have the right to retain professional assistance in respect of any audit of the Company by the Internal Revenue Service (the “IRS”), and all out-of-pocket expenses and fees incurred by the Partnership Representative shall constitute Company expenses. Any person who serves as Partnership Representative shall not be liable to the Company or any Member for any action it takes or fails to take in such capacity, unless such action or failure to act constitutes bad faith, willful misconduct, gross negligence, fraud or a material breach of this Agreement. The Partnership Representative is authorized to and shall represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings (each a “Tax Audit” and collectively, “Tax Audits”), and to expend Company funds for professional services and costs associated therewith.

(i)            In its capacity as such, the Partnership Representative shall have the authority and discretion to exercise any and all authority of the Partnership Representative under the Code, including, without limitation, (i) binding the Company and its Members with respect to tax matters, including, but not limited to, by entering into any settlement offer, agreeing to extend statutes of limitation, and initiating litigation and, (ii) in cases where the IRS, in connection with a Tax Audit governed by the Partnership Tax Audit Rules, proposes a Covered Audit Adjustment, determining, in its sole discretion, whether, to the extent that such election is available under the Partnership Tax Audit Rules, to make a Push-Out Election.

(ii)           If the Partnership Representative changes its address, the Partnership Representative shall promptly notify the IRS of such occurrence. If the Partnership Representative is replaced pursuant to Section 5.11(a), the outgoing Partnership Representative shall take all actions required by the Partnership Tax Audit Rules to revoke or resign its prior designation as the Partnership Representative.

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(iii)          To the maximum extent permitted by applicable law, the Partnership Representative will not be liable for, and will be indemnified and held harmless by the Company from and against, any and all loss, liability, damage, cost or expense, including reasonable attorneys’ and accountants’ fees, suffered or incurred in defense of any demands, claims or lawsuits against the Partnership Representative in or as a result of or relating to his or its capacity, actions or omissions as the Partnership Representative, or concerning the Company or any activities undertaken on behalf of the Company; provided that the acts or omissions of the Partnership Representative are not found by a court of competent jurisdiction upon entry of a final judgment to have been the result of fraud or willful misconduct or, with respect to criminal matters, that the Partnership Representative had reason to believe that his conduct was unlawful.

(iv)          If the Partnership Representative makes a Push-Out Election with respect to a Covered Audit Adjustment, each Member (including transferees or successors of any Member) covenants and agrees that it shall (1) pay any and all resulting taxes, additions to tax, penalties and interest in a timely fashion and (2) cooperate with the Company and the Partnership Representative in good faith. Notwithstanding the foregoing, if the Company is required to pay any tax, addition to tax, penalty, or interest following a Push-Out Election because any portion of the applicable Covered Audit Adjustment would otherwise be subject to withholding by the Company under Chapters 3 or 4 of Subtitle A of the Code, any such amounts shall be considered Partnership Level Taxes with respect to the applicable Members.

(v)           To the extent that the Partnership Representative does not make a Push-Out Election with respect to a Covered Audit Adjustment, the Partnership Representative may make Imputed Underpayment Modifications (taking into account whether the Partnership Representative has received all requisite information on a timely basis from the Members), and each Member shall, as requested by the Partnership Representative, take such actions as may be necessary or prudent for the Partnership Representative to seek an Imputed Underpayment Modification (including, for the avoidance of doubt, filing an amended federal income tax return or following an alternative procedure to filing an amended federal income tax return, as described in Section 6225(c)(2) of the Code, paying any and all resulting federal income taxes in a timely fashion, providing all necessary information to the Company to support the modification of the tax rate applicable to any Imputed Underpayment Modification pursuant to Section 6225(c)(4) of the Code, and providing an affidavit to the Partnership Representative that such actions have been taken). If not otherwise sought by the Partnership Representative and if reasonably requested by a Member, the Partnership Representative shall use commercially reasonable efforts to provide to such Member information allowing such Member to file an amended federal income tax return or to follow an alternative procedure to filing an amended federal income tax return, as described in Section 6225(c)(2) of the Code, to the extent that such amended return or alternative procedure and payment of any related taxes, additions to tax, penalties, and interest would reduce any Partnership Level Taxes attributable to the Covered Audit Adjustment.

(vi)          To the extent that the Partnership Representative does not make a Push-Out Election with respect to a Covered Audit Adjustment, the Partnership Representative is authorized to obtain a loan on behalf of the Partnership to pay any Partnership Level Taxes.

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(vii)         Each Member agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative in connection with any Tax Audit. If reasonably requested by the Partnership Representative, each Member shall deliver to the Partnership Representative: (i) any certificates, forms, affidavits, or instruments reasonably requested by the Partnership Representative relating to such Member’s status under any tax laws, (including, but limited to, evidence of the filing of tax returns and/or payment of tax), and (ii) any information reasonably requested by the Partnership Representative in connection with the Partnership Tax Audit Rules (including, but not limited to, upper-tier shareholder specific information if a Member is or becomes an S corporation for federal income tax purposes, upper-tier partner specific information if a Member is or becomes a partnership for federal income tax purposes, tax returns, information regarding the character of income as capital gain or qualified dividend income, and information regarding passive activity losses).

(viii)        Notwithstanding anything herein to the contrary, nothing in this Agreement shall obligate the Partnership Representative to provide notice to the Members regarding any Tax Audit other than as required by the Partnership Tax Audit Rules. The Members shall have no right to participate in any Tax Audit, unless the Partnership Representative gives its written consent otherwise.

(ix)          Each Members agrees to promptly update and supplement its contact information as necessary to keep such information up-to-date, even if such Member’s Membership Interest is transferred or terminated.

(x)           The provisions of this Section 5.9(a), including the Partnership Representative’s authority under this Section, shall survive the termination, dissolution, liquidation and winding up of the Company and the termination or transfer of any Member’s Membership Interest and shall remain binding on each Member for the period of time necessary to resolve any Tax Audit involving or related to the Company.

(xi)          All third-party costs and expenses incurred by the Partnership Representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting firm to assist the Partnership Representative in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable.

(b)            In the event of a transfer of all or any part of the Membership Interests of any Member, the Company, at the option of the Board of Managers, may elect pursuant to Section 754 of the Code to adjust the basis of the Company’s assets. Notwithstanding anything contained in Article V of this Agreement, any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Member and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Members for any purpose under this Agreement. Each Member will furnish the Partnership with all information necessary to give effect to such election.

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(c)            The Members, intending to be legally bound, hereby authorize the Company to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Regulation Section 1.83-3(1) and the Proposed Revenue Procedure set forth in IRS Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Company transferred to a service provider while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The Partnership Representative is authorized and directed to execute and file the Safe Harbor Election on behalf of the Company and the Members. The Company and the Members (including any person to whom a Membership Interest is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance. The Company is also authorized to take such actions as are necessary to achieve, under the Safe Harbor, the effect that the election and compliance with all requirements of the Safe Harbor referred to above would be intended to achieve under Proposed Regulation Section 1.83-3, including amending this Agreement. In the event the Safe Harbor Election is rendered moot or obsolete by future legislation that amends Section 83 of the Code, this paragraph shall have no effect. The liquidation value of each LTIP Unit shall be zero upon grant.

5.10          Election to be Taxed as Partnership. The Company shall be treated as a partnership for federal income tax purposes. No Member shall cause the Company to elect to be treated other than as a partnership (or shall cause any Subsidiary to be treated other than as a disregarded entity) for federal income tax purposes in accordance with Regulations Section 301.7701-3(c), unless such election is approved in writing by all Members.

5.11          Tax Withholding Distributions. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Company determines it is required to withhold with respect to any amount distributable or allocable to such Member. In the event that the Company is required to deposit or pay any tax on behalf of a Member with respect to the taxable income of the Company allocable to such Member for any Fiscal Year, such deposit or payment shall be treated as an advance recoverable from future distributions of Available Cash from Operations and Available Cash from Capital Transactions to the Member. To the extent that such advances to a Member for a Fiscal Year exceed the sum of Available Cash from Operations and Available Cash from Capital Transactions distributable to the Member for such Fiscal Year and have not been recovered from any other distributions of Available Cash from Operations or of Available Cash from Capital Transactions, such advances shall be repaid by the Member to the Company promptly on demand.

5.12          Special Rules With Respect to Pass-Through Entity Tax Election. Notwithstanding the provisions of this Article V, the provisions of this Section 5.12 shall govern the treatment of an election by the Company for any Fiscal Year (if so made) to pay the pass-through entity tax (“PTET”) under New York Tax Law Article 24-A:

(a)            The Company shall compute and pay the PTET on that portion of the Company taxable income and gain allocable to its Members who are taxable under New York Tax Law Article 22 (the “PTET Members”).

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(b)            Each PTET Member will be entitled to a New York State income tax credit equal to that portion of the PTET attributable to such PTET Member’s share of the Company’s taxable income and gain that was used to compute the PTET (the “PTET Share”).

(c)            The deduction for the PTET paid by the Company shall be allocated to each PTET Member in proportion to such PTET Member’s share of the Company’s income and gain that was used to compute the PTET.

(d)            Each Member’s PTET Share for any Fiscal Year shall be treated as a distribution to such Member and shall reduce, on a dollar-for-dollar basis, (i) the distributions which such Member is entitled to receive for the applicable Fiscal Year under Section 5.1, and/or (ii) any Code Section 707(c) payments from the Company to which the Member is entitled for such Fiscal Year, in order to offset such Member’s PTET Share in full. In the event that the distributions and Code Section 707(c) payments to a Member in any Fiscal Year are not sufficient to fully offset a Member’s PTET Share, such Member shall promptly make a Capital Contribution to the Company sufficient to cover any shortfall.

(e)            The Board of Managers, in consultation with the Company’s accountants, may use any methodology appropriate to implement the allocation of the tax credit and deduction for the PTET among the Members, and the distribution offsets for the Members, as described in subsections (b) through (d) above, so that the Members appropriately benefit from the PTET Election without any shift in the economic interests of the Members as described in this Agreement.

(f)            To the extent that any state in which the Company and/or the Members are subject to income tax, in addition to the State of New York, has enacted legislation similar to the PTET (“Other PTET Law”), (i) the Board of Managers of the Company may, in consultation with the Company’s accountants and tax advisors, cause the Company to make such elections and filings, and pay such taxes, as needed to obtain the tax benefits available under such Other PTET Law, (ii) the Members shall make any elections and execute any documents as may reasonably be required in connection with obtaining the tax benefits under such Other PTET Law, and (iii) the Board of Managers shall allocate items of income, gain, loss, deduction and credit in connection with any election under Other PTET Law, and may require Capital Contributions from any of the Members, consistent with the intent of this Section 5.12 so that no Member is subject to a material economic detriment by reason of the election under Other PTET Law.

(g)            It is intended that this Section 5.12 shall be applied so that any PTET Election and payment of a PTET by the Company, or any election under Other PTET Law, does not cause a shift in the economic interests of the Members in the Company as described in this Agreement.

Article VI
RIGHTS AND DUTIES OF MEMBERS

6.1            Voting Rights. Each outstanding Unit shall entitle the holder thereof to one vote per Unit on any matter submitted to a vote or for the consent of the Members. LTIP Units shall not entitle the holder thereof to any voting rights except as expressly required by applicable law.

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6.2            Annual Meetings. There shall be no annual meeting of the Members.

6.3            Special Meetings. Special meetings of the Members may be called by the Board of Managers, the Chairman of the Board of Managers, or by a Majority Vote of the Members on at least one day’s notice.

6.4            Quorum; Acts of Members. At all meetings of the Members the presence in person or by proxy, of Members holding a majority of the Voting Percentage Interests shall constitute quorum for the transaction of business. Except as otherwise provided in this Agreement, the affirmative cote of Members holding a majority of the Voting Percentage Interests present at a meeting at which a quorum is present shall constitute the act of the Members.

6.5            Action by Written Consent. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto signed by Members who would have been entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting at which all Members entitled to vote thereon were present and voting is filed with the Company.

6.6            Liability of Members. No Member shall be obligated to make Capital Contributions to the Company except as provided in Section 4.2. No Member shall have any personal liability with respect to the liabilities or obligations of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities or obligations of the Company.

6.7            Indemnification. To the fullest extent permitted by the laws of the State of Delaware, each Member shall be entitled to indemnity from the Company (but not from any other Member) for any act performed by such Member within the scope of the authority conferred on such Member by this Agreement, except for acts of fraud, gross negligence, misrepresentation, breach of fiduciary duty or willful misconduct.

6.8            Outside Activities. Each Member and any Person who is an Affiliate of a Member may engage or hold interests in other business ventures of every kind and description for the Member’s or the Affiliate’s own account, whether or not such business ventures are in direct or indirect competition with the business of the Company and whether or not the Company has any interest therein. Neither the Company nor any of the Members shall have any rights by virtue of this Agreement in such independent business ventures or to the income or profits derived therefrom.

6.9            Prohibition Against Partition. Each Member irrevocably waives any and all rights the Member may have to maintain an action for partition with respect to any property of the Company.

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6.10          Issuance of Securities by Parent. Parent shall not issue any additional Common Shares or preferred shares or other interests convertible into or exercisable for Common Shares or preferred shares of Parent (“Other Securities”) unless Parent contributes directly or indirectly the cash proceeds or other consideration, if any, received from the issuance of such additional Common Shares, preferred shares or Other Securities, as the case may be, to the Company in exchange for (x) in the case of an issuance of Common Shares, Units or (y) in the case of an issuance of preferred shares or other securities, units of the Company with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such preferred shares; provided, however, that notwithstanding the foregoing, Parent may issue Common Shares, preferred shares or Other Securities (a) pursuant to Parent’s equity compensation plans, (b) pursuant to Section 12.2 hereof, (c) pursuant to a dividend or distribution (including any stock split) of Common Shares, preferred shares or Other Securities to all of the holders of Common Shares, preferred shares or Other Securities, as the case may be, or (d) upon a conversion, redemption or exchange of preferred shares or Other Securities. In the event of any issuance of additional Common Shares, preferred shares or Other Securities by Parent, and the direct or indirect contribution to the Company by Parent of the cash proceeds or other consideration received from such issuance, any of Parent’s expenses associated with such issuance shall be considered to be a Company expense, including any underwriting discounts or commissions (it being understood that if the proceeds actually received by Parent are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred by Parent in connection with such issuance, then Parent shall be deemed to have made a Capital Contribution to the Company in the amount of the gross proceeds of such issuance, and the Company shall be deemed simultaneously to have reimbursed Parent pursuant to Section 6.11 for the amount of such underwriter’s discount or other expenses).

6.11          Reimbursement of Parent.

(a)            The Company shall be responsible for and shall pay all expenses relating to the Company’s and Parent’s organization, the ownership of their assets and their operations. Parent is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Company. Except to the extent provided in this Agreement, Parent and its Affiliates shall be reimbursed on a monthly basis, or such other basis as Parent may determine in its sole and absolute discretion, for all expenses that Parent and its Affiliates incur relating to the ownership and operation of, or for the benefit of, the Company (including, without limitation, administrative expenses); provided, that the amount of any such reimbursement shall be reduced by any interest earned by Parent with respect to bank accounts or other instruments or accounts held by it on behalf of the Company. The Members acknowledge that all such expenses of Parent are deemed to be for the benefit of the Company. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.12 hereof. In the event that certain expenses are incurred for the benefit of the Company and other entities (including Parent), such expenses will be allocated to the Company and such other entities in such a manner as Parent in its sole and absolute discretion deems fair and reasonable. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Company incurred on its behalf, and not as expenses of Parent.

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(b)            If Parent shall elect to purchase from its stockholders Common Shares for the purpose of delivering such Common Shares to satisfy an obligation under any dividend reinvestment program adopted by Parent, any employee stock purchase plan adopted by Parent or any similar obligation or arrangement undertaken by Parent in the future or for the purpose of retiring such Common Shares, the purchase price paid by Parent for such Common Shares and any other expenses incurred by Parent in connection with such purchase shall be considered expenses of the Company and shall be advanced to Parent or reimbursed to Parent, subject to the condition that: (1) if such Common Shares subsequently are sold by Parent, Parent shall pay or cause to be paid to the Company any proceeds received by Parent for such Common Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program; provided, that a transfer of Common Shares for Units pursuant to Section 12.2 would not be considered a sale for such purposes); and (2) if such Common Shares are not retransferred by Parent within 30 days after the purchase thereof, or Parent otherwise determines not to retransfer such Common Shares, Parent shall cause the Company to redeem a number of Units held by Parent equal to the number of such Company Shares, as adjusted for stock dividends and distributions, stock splits and subdivisions, reverse stock splits and combinations, distributions of rights, warrants or options, and distributions of evidences of indebtedness or assets relating to assets not received by Parent pursuant to a pro rata distribution by the Company (in which case such advancement or reimbursement of expenses shall be treated as having been made as a distribution in redemption of such number of Units held by Parent).

(c)            As set forth in Section 3.3, Parent shall be treated as having made a Capital Contribution in the amount of all expenses that Parent incurs relating to Parent’s offering of Common Shares, preferred shares or Other Securities.

6.12          Outside Activities of Parent. Parent shall not directly or indirectly enter into or conduct any business, other than in connection with (a) the ownership, acquisition and disposition of Units, (b) the management of the business of the Company, (c) financing or refinancing of any type related to the Company or its assets or activities, (d) any of the foregoing activities as they relate to a Subsidiary of the Company, and (e) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit Parent from executing guarantees of Company debt.

6.13          Special Proxy Regarding Convertible Secured Note. If following any conversion of all or any part of the Convertible Secured Note as provided therein, the Parent owns a number of Units representing less than a majority of the votes entitled to be cast at any Meeting, then for so long as the Parent owns a number of Units representing less than a majority of the votes entitled to be cast at any Meeting, each holder of any Units issued as a result of the conversion of the Convertible Secured Note (regardless of how such Units were acquired by such holder) hereby grants to and appoints the Parent as such holder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of each such holder, to vote at any Meeting the number of Units (the “Proxy Units”) owned by each such holder as of the record date of such Meeting equal to (i) the Additional Units or (ii) if such holder holds less than a number of Units equal to the Additional Units, all such holder’s Units. Such attorney-in-fact may evidence the taking of any action, giving of any consent or the voting of such Proxy Units by the execution of any document or instrument for such purpose in the name of such holder. Each such holder hereby affirms that the proxy set forth in this Section 6.13 is given in connection with, and in consideration of, the Convertible Secured Note and/or in connection with the acquisition of any Units issued as a result of the conversion of such Convertible Secured Note. Each such holder hereby further affirms that this proxy is coupled with an interest and may not be revoked unless otherwise terminated by the mutual consent of each such holder and the Parent. Each such holder hereby ratifies and confirms all that the proxy and attorney-in-fact appointed pursuant to this Section 6.13 may lawfully do or cause to be done by virtue hereof.

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Notwithstanding anything to the contrary herein, this Section 6.13 shall automatically become null and void and the proxy set forth in this Section 6.13 shall be automatically revoked, in each case without further action by any party, upon the earliest to occur of the following: (i) a Notice Default (as defined in the Convertible Secured Note); (ii) an Automatic Default (as defined in the Convertible Secured Note); and (iii) if Daniel G. Cohen and/or his Affiliates shall cease to beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) a majority of the voting securities of Parent.

Article VII
MANAGEMENT OF THE COMPANY

7.1            Management and Control of Business; Authority of Board Members. Management of the business and affairs of the Company and the Subsidiaries shall be vested in the Board of Managers, who may exercise all powers of the Company and perform or authorize the performance of all lawful acts which are not by the Act or this Agreement directed or required to be exercised or performed by the Members. The Board of Managers shall consist of three Managers. As of the Effective Date, the Managers shall be Daniel G. Cohen (who shall be the Chairman of the Board of Managers), Lester R. Brafman and Joseph W. Pooler, Jr. A Manager may resign at any time for any reason or for no reason. Upon resignation of a Manager or other vacancy on the Board of Managers, a new Manager shall be elected by the Members by a Majority Vote. A Manager may be removed by the Company upon a Majority Vote, except as set forth in the following sentence. Notwithstanding any other provision of this Agreement, the Company shall not, without receiving advance written approval by Parent and a Majority Vote of the Designated Non-Parent Members, if any, remove Daniel G. Cohen as a Manager or as Chairman of the Board of Managers other than for cause.

7.2            Meetings. Meetings of the Board of Managers, or any committee thereof, shall be held at such times and places within or without the State of Delaware as the Board of Managers, or any committee thereof, as appropriate, may from time to time appoint or as may be designated in the notice of the meeting. One or more Managers may participate in any meeting of the Board of Managers, or of any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another. Participation in a meeting by such means shall constitute presence in person at the meeting.

7.3            Special Meetings. Special meetings of the Board of Managers may be called by the Chairman on at least one day’s notice to each Manager, either by telephone or in writing. Special meetings shall be called by the Chairman in like manner and on like notice upon the written request of a majority of the Managers in office.

7.4            Quorum. At all meetings of the Board of Managers a majority of the Managers in office shall constitute a quorum for the transaction of business, and the acts of a majority of the Managers present and voting at a meeting at which a quorum is present shall be the acts of the Board of Managers, except as may be otherwise specifically provided by the Act or by this Agreement. At all committee meetings a majority of the committee members in office shall constitute a quorum for the transaction of business, and the acts of a majority of the committee members present and voting at a meeting at which a quorum is present shall be the acts of the committee except as maybe otherwise specifically provided by the Act, by this Agreement or by the resolution establishing the committee.

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7.5            Action by Written Consent. Any action required or permitted to be taken at a meeting of the Board of Managers, or any committee thereof, may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto signed by all of the Managers, or all of the committee members, as appropriate, is filed with the Company.

7.6            Committees. The Board of Managers may, by resolution adopted by a unanimous vote of the Managers, establish one or more committees consisting of one or more Managers as may be deemed appropriate or desirable by the Board of Managers to serve at the pleasure of the Board. Any such committee, to the extent provided in the resolution of the Board of Managers pursuant to which it was created, shall have and may exercise all of the powers and authority of the Board of Managers.

7.7            Compensation. Managers shall not be entitled to receive a salary or other compensation for their services as such. Managers shall be reimbursed for expenses incurred in connection with attending meetings of the Board or any Committee or otherwise incurred in the performance of their duties.

7.8            Officers.

(a)            The Company shall have an officer designated as the Company’s Chief Executive Officer who shall be appointed from time to time by the Board of Managers. The Chief Executive Officer of the Company is hereby delegated the power, authority and responsibility of the day-to-day management, administrative, financial and implementive acts of the Company’s business. The Chief Executive Officer of the Company shall have the right and power to bind the Company and to make the final determination on questions relative to the usual and customary daily business decisions, affairs and acts of the Company. Other primary management functions of the Company shall be assigned by the Board of Managers.

(b)            The Board of Managers may appoint such other officers as it may deem advisable from time to time. Each officer of the Company shall hold office at the pleasure of the Board of Managers, and the Board of Managers may remove any officer at any time, with or without cause.

7.9            Power of Attorney.

(a)            Each Member hereby constitutes and appoints each of the officers of the Company and the Managers, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)            execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate) that the Board of Managers deems necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all certificates, documents and other instruments that the Board of Managers deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (c) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Board of Managers deems necessary or appropriate to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement; (D) all certificated, documents and other instruments relating to the admission of any Member pursuant hereto; and (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Company Securities; and

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(ii)           execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the Board of Managers, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the Board of Managers, to effectuate the terms or intent of this Agreement.

(b)            The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member and the transfer of all or any portion of such Member’s Membership Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives. Each Member hereby agrees to be bound by any representation made by an officer of the Company or a Manager acting in good faith pursuant to such power of attorney; and each Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of an officer of the Company or a Manager taken in good faith under such power of attorney. Each Member shall execute and deliver to the Board of Managers, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the Board of Managers deems necessary to effectuate this Agreement and the purposes of the Company.

7.10          Dealing with Related Persons. The Board of Managers, on behalf of the Company or its Subsidiaries, may employ a Member, a Manager or an Affiliate of a Member or a Manager to render or perform a service; may contract to buy property from, or sell property to, any such Member, Manager or Affiliate; or may otherwise deal with any such Member, Manager or Affiliate; provided that any such transaction shall comply with any applicable policies of the Company, shall be fully disclosed to all Members, shall be on terms that are fair and equitable to the Company and shall be no less favorable to the Company than the terms, if any, available from unrelated Persons in an arms-length transaction.

7.11          Conflicts of Interest. Each Manager may at any time and from time to time engage in and possess interests in other business ventures of any and every type and description, independently or with others, except ones in competition with the Company, with no obligation to offer to the Company or any Member or Manager the right to participate therein.

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7.12          Exculpation and Indemnification.

(a)            The Managers and the officers of the Company shall not be held liable to the Company or to any Member for any loss suffered by the Company unless such loss is caused by such Manager’s or such officer’s gross negligence, willful misconduct or violation of law. The Managers and the officers of the Company shall not be liable for errors in judgment or for any acts or omissions that do not constitute gross negligence, willful and wanton misconduct or violation of law. The Board of Managers and the officers of the Company may consult with counsel and accountants in respect of Company affairs and, provided the Board of Managers and the officers act in good faith reliance upon the advice or opinion of such counsel or accountants, the Managers and the officers shall not be liable for any loss suffered by the Company in reliance thereon.

(b)            Subject to the limitations and conditions as provided in this Section, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she is or was a Manager or an officer of the Company, or while a Manager or officer of the Company is or was serving at the request of the Company as an officer, director, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Section shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section shall be deemed contract rights, and no amendment, modification or repeal of this Section shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section could involve indemnification for negligence or under theories of strict liability.

(c)            The right to indemnification conferred in this Section shall include the right to be paid or reimbursed by the Company the expenses incurred by a Person of the type entitled to be indemnified hereunder who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification. Upon request, the Company shall pay such expenses incurred and to be incurred by any such Person in advance of the final disposition of a Proceeding, upon receipt of an undertaking by such Person to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Section or otherwise.

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(d)            The right to indemnification and the advancement and payment of expenses conferred in this Section shall not be exclusive of any other right which a Person may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, vote of Members or disinterested Managers or otherwise.

(e)            The Company shall purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager or officer or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any amounts entitled to be indemnified whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Section. In addition, the Company shall also have the right to purchase and maintain a reasonable amount of life insurance on the life of the Managers, officers or other agents of the Company as the Board of Managers deems necessary and appropriate.

(f)            If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager and officer of the Company or any other Person indemnified pursuant to this Section as to any amounts entitled to be indemnified hereunder to the full extent permitted by any applicable portion of this Section that shall not have been invalidated and to the fullest extent permitted by applicable law.

Article VIII
BOOKS OF ACCOUNT AND REPORTS; ACCESS TO RECORDS

8.1            Books and Records. The Board of Managers shall keep, or cause to be kept by the Company’s accountants, at the principal place of business of the Company (or at such other place of business or office as the Board of Managers may designate) true and correct books of account, in which shall be entered fully and accurately each and every transaction of the Company and the Subsidiaries. Each Member or its designated agent shall have access at the Company’s office (or at the office of the Company’s accountants) to the Company’s books of account and all other information concerning the Company and the Subsidiaries required by the Act to be made available to Members at reasonable times on Business Days and may make copies thereof. A Member must give the Company written notice of its desire to exercise rights under the preceding sentence at least five (5) Business Days in advance. The Company’s books shall be kept on the accrual method of accounting in accordance with federal income tax accounting principles, consistently applied, and for a fiscal period which is the calendar year. Any Member shall have the right to a private audit of the books and records of the Company, provided such audit is made at the office of the Company (or the Company’s accountants) at which such books and records are located and at the expense of the Member desiring it and is made at reasonable times on Business Days, after written notice given to the Company at least fifteen (15) Business Days in advance.

8.2            Reports to Members. The Company shall prepare and deliver to each Member, as promptly as practicable and in any event not later than September 15 following the end of each Fiscal Year, the information (including Form K-1) necessary to enable each Member to complete its federal and state income tax returns for such Fiscal Year. The Company shall provide to each Member (a) no more than 90 days following the close of each fiscal year a balance sheet and related statements of income, cash flows and members’ equity for such Fiscal Year, prepared in accordance with generally accepted accounting principles and reported on by the Company’s independent public accountants, and (b) no more than 45 days following the end of each fiscal quarter, an unaudited balance sheet and the related statements of income, cash flows and Members’ equity for each such fiscal quarter, prepared in accordance with generally accepted accounting principles and on a basis consistent with the annual financial statements.

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Article IX
TRANSFERS OF UNITS

9.1            Conditions of Transfer. No Unit or LTIP Units shall be Transferred without the approval of the Board of Managers.

9.2            Transfers to Family Group, etc. Notwithstanding Section 9.1, a Member may Transfer all or any of its Units or Vested LTIP Units without the requirement of obtaining the approval of the Board of Managers (a) to the Member’s Family Group, (b) in the case of death of the Member, by will or the laws of descent and distribution, or (c) with respect to Units (and not LTIP Units), in accordance with Section 12.2; provided that any transferee pursuant to clauses (a) or (b) above shall automatically be bound by the terms of this Agreement and shall be required as a condition precedent to the consummation of such Transfer to join in and execute and deliver a copy of this Agreement to the Members as a party to this Agreement.

9.3            Non-Complying Transfers Void. Any attempted Transfer of all or any Units or LTIP Units that does not comply with this Article IX shall be null and void and of no legal effect.

Article X
ADMISSION OF ASSIGNEES

10.1          Rights of Assignees. Except as provided in Section 10.2, the Assignee of a Membership Interest has no right to become a Member. The Assignee’s only rights are the economic rights allocable to the Transferred Membership Interest.

10.2          Admission of Assignee as a Member. An Assignee shall be admitted as a Member with all rights of the Member who initially Transferred the Membership Interest to the Assignee, but only if (i) the Member who initially Transferred the Membership Interest so provides in the instrument of Transfer, (ii) except as provided in this Agreement, the Board of Managers consents to the admission of the Assignee as a Member and (iii) the Assignee agrees in writing to be bound by this Agreement. An Assignee who is admitted as a Member shall be a Member of the same class of Member as the Member who initially Transferred the Membership Interest and shall have all the rights and powers and be subject to all the restrictions and liabilities of the Member who originally Transferred the Membership Interest. The admission of the Assignee as a Member, without more, shall not release the Member who originally Transferred the Membership Interest from any liability to the Company that exists before such admission.

Article XI
DISSOLUTION OF COMPANY

11.1          Events Causing Dissolution. Subject to Section 7.1, the Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a)            the sale, exchange, or other disposition by the Company of all or substantially all of its assets; or

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(b)            the vote of Parent.

The Company shall not be dissolved by the death, resignation, withdrawal, bankruptcy or dissolution of a Member.

11.2          Winding Up. If the Company is dissolved, then the Board of Managers shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate all property of the Company. Any act or event (including the passage of time) causing a dissolution of the Company shall in no way affect the validity of, or shorten the term of, any lease, deed of trust, mortgage, contract or other obligation entered into by or on behalf of the Company. The full rights, powers and authorities of the Board of Managers shall continue so long as appropriate and necessary to complete the process of winding up the business and affairs of the Company.

11.3          Application of Assets in Winding Up. Upon the winding up the Company, after payment or provision for payment of all liabilities of the Company, the remaining net proceeds and liquid assets of the Company shall be distributed among the Members in accordance with their respective positive Capital Account balances, determined after giving effect to all contributions, distributions and allocations for all periods, including allocations pursuant to Article V for the taxable year of liquidation.

11.4          Negative Capital Accounts. No Member shall be obligated to restore or repay any negative balance in such Member’s Capital Account at any time or for any reason.

11.5          Termination. The Company shall terminate, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act, when all of its property shall have been disposed of and the net proceeds and liquid assets, after satisfaction of liabilities to Company creditors, shall have been distributed among the Members. As soon as practicable after the termination of the Company, the Board of Managers shall cause a certificate of cancellation to be filed with the Secretary of State. The Board of Managers shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

Article XII
CERTAIN ACTIONS OF PARENT; REDEMPTION OF UNITS

12.1          Approval of Dissolution of the Company. If there is any Designated Non-Parent Member, Parent agrees that Parent shall not, without receiving advance approval by a Majority Vote of the Designated Non-Parent Members, adopt any plan of liquidation or dissolution or file a certificate of dissolution with respect to the Company.

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12.2          Redemption of Units.

(a)            Each Non-Parent Member shall have the right (subject to the terms and conditions set forth herein) to require the Company to redeem all or a portion of the Units held by such Non-Parent Member (such Units being hereafter referred to as “Tendered Units”) in exchange for the Cash Amount (a “Redemption”). The tendering Non-Parent Member shall have no right, with respect to any Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to Parent and the Company by the Non-Parent Member who is exercising the right (the “Tendering Member”). The Cash Amount shall be payable to the Tendering Member on the Specified Redemption Date.

(b)            Notwithstanding Section 12.2(a) above, if a Non-Parent Member has delivered to Parent and the Company a Notice of Redemption then the Parent may, in its sole and absolute discretion elect to assume and satisfy the Company’s Redemption obligation and acquire some or all of the Tendered Units from the Tendering Member in exchange for the Common Shares Amount (as of the Specified Redemption Date) and, if Parent so elects, the Tendering Member shall sell the Tendered Units to Parent in exchange for the Common Shares Amount. In such event, the Tendering Member shall have no right to cause the Company to redeem such Tendered Units. Parent shall give such Tendering Member written notice of its election on or before the close of business on the fifth (5th) Business Day after its receipt of the Notice of Redemption, and the Tendering Member may elect to withdraw its redemption request at any time prior to the acceptance of the Cash Amount or Common Shares Amount by such Tendering Member.

(c)            The Common Shares Amount, if applicable, shall be delivered as duly authorized, validly issued, fully paid and nonassessable Common Shares and, if applicable, free of any pledge, lien, encumbrance or restriction, other than those provided in the charter or the bylaws of Parent, the Securities Act of 1933, as amended, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Common Shares entered into by the Tendering Member. Notwithstanding any delay in such delivery (but subject to Section 12.2(e)), the Tendering Member shall be deemed the owner of such Common Shares for all purposes, including without limitation, rights to vote or consent, and receive dividends, as of the Specified Redemption Date.

(d)            Each Non-Parent Member covenants and agrees that all Tendered Units shall be delivered free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Tendered Units, Parent or the Company, as the case may be, shall be under no obligation to acquire the same. Each Non-Parent Member further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Tendered Units to Parent or the Company, as the case may be, such Non-Parent Member shall assume and pay such transfer tax.

(e)            Notwithstanding anything herein to the contrary, with respect to any Redemption or exchange for Common Shares pursuant to this Section 12.2: (i) without the consent of the Board of Managers, each Non-Parent Member may not effect a Redemption for less than 100 Units or, if the Non-Parent Member holds less than 100 Units, less than all of the Units held by such Non-Parent Member; (ii) the consummation of any Redemption or exchange for Common Shares shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (vi) each Tendering Member shall continue to own all Units subject to any Redemption or exchange for Common Shares, and be treated as a Non-Parent Member with respect to such Units for all purposes of this Agreement, until such Units are transferred to Parent or the Company, as the case may be, and paid for or exchanged on the Specified Redemption Date. Until a Specified Redemption Date, the Tendering Member shall have no rights as a stockholder of Parent with respect to such Tendering Member’s Units.

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(f)            In the event that the Company issues additional Units to any Person who is admitted to the Company as a Member pursuant to the terms of this Agreement, the Board of Managers may make such revisions to this Section 12.2 as it determines are necessary to reflect the issuance of such additional Units.

(g)            Upon a conversion of all or any portion of the Convertible Secured Note and the issuance of Units to the holder of the Convertible Secured Note, such holder shall have the same rights of Redemption, if any, held by any Member; provided, however, that such holder shall have no such Redemption rights with respect to any Units issued in connection with the Convertible Secured Note if the Board of Directors of Parent, after consultation with legal counsel, determines in good faith and in its sole discretion that satisfaction of such Redemption by Parent with Common Shares would (i) jeopardize or endanger the availability to Parent of its net operating loss and net capital loss carryforwards and certain other tax benefits under Section 382 of the Code or (ii) constitute a “Change of Control” under that certain Junior Subordinated Indenture, dated as of June 25, 2007, by and between Parent (formerly Alesco Financial Inc.) and Wells Fargo Bank, N.A., as trustee.

Article XIII
MISCELLANEOUS PROVISIONS

13.1          Notices.

(a)            To Members or Managers. Any notice of a meeting or for any other purpose required to be given to a Manager individually or to a Member under the provisions of this Agreement or by the Act shall be given either personally or by sending a copy thereof:

(i)            by first class or express mail, postage prepaid, or courier service, charges prepaid, to the postal address of the Person appearing on the books of the Company or, in the case of Managers, supplied by the Manager to the Company for the purposes of notice. Notice pursuant to this paragraph shall be deemed to have been given to the Person entitled thereto when deposited in the United States mail or with a courier service for delivery to that Person.

(ii)            by facsimile transmission, e-mail, or other electronic communication to the Person’s facsimile number or address for e-mail or other electronic communications supplied by the Person to the Company for the purpose of notice. Notice pursuant to this paragraph shall be deemed to have been given to the Person entitled thereto when sent.

(b)            To the Board of Managers or the Company. Any notice to the Company or the Board of Managers must be given to the Board of Managers at the principal place of business of the Company.

13.2          Integration. This Agreement sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, the Company business and the property of the Company, and there are no promises, agreements, conditions, understanding, warranties, or representations, oral or written, express or implied, among them other than as set forth herein or in the agreements noted above.

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Notwithstanding the foregoing, certain Members are or will be a party to a senior management agreement between the Company and such Member. To the extent that any provisions of this Agreement conflict with such Member’s senior management agreement (including, without limitation, terms relating to the transfer of Units), the terms of such Member’s senior management agreement shall control.

13.3          Governing Law. It is the intention of the parties that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware.

13.4          Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective personal and legal representatives, successors and assigns.

13.5          No Third-Party Beneficiary Rights. The provisions of this Agreement are not intended to be for the benefit of any creditor or any other Person (other than a Member in its capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members; and no such creditor or other Person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of the Members.

13.6          Counterparts. This Agreement may be executed in any number of counterparts and it shall not be necessary that each party to this Agreement execute each counterpart. Each counterpart so executed (or, if all parties do not sign on the same counterpart, each group of counterparts signed by all parties) shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to account for more than one counterpart or group of counterparts signed by all parties.

13.7          Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Board of Managers deems appropriate to comply with the requirements of the Act for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

13.8          Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the Delaware Court of Chancery. All Members hereby consent to the exercise of personal jurisdiction by the Delaware Court of Chancery with respect to any such proceeding.

13.9          Amendments. Subject to Section 7.1 hereof, this Agreement may be amended from time to time by a written instrument that has been agreed upon by each of the Members.

13.10        Amendment and Restatement of Amended and Restated Operating Agreement. This Agreement amends and restates the Amended and Restated Operating Agreement in its entirety effective as of the Effective Date.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the undersigned parties have caused this Second Amended and Restated Limited Liability Company Agreement to be executed as of the date first above written.

Cohen & Company Inc.

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

DGC Family Fintech Trust

By:	/s/ Jeffrey Blomstrom
Name:	Jeffrey Blomstrom
Title:	Trustee

/s/ Lester R. Brafman
Lester R. Brafman

/s/ Daniel G. Cohen
Daniel G. Cohen

/s/ Joseph W. Pooler, Jr.
Joseph W. Pooler, Jr.

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SCHEDULE “A”

Ownership Schedule

(As of the Effective Date)

Member Name	Number of Units	Number of LTIP Units	Percentage Interest
Cohen & Company Inc.	18,511,642	-	28.43%

DGC Family Fintech Trust	20,225,095	-	31.07%

Lester R. Brafman	275,860	1,605,000	2.89%

Daniel G. Cohen	21,439,906	2,888,000	37.37%

Joseph W. Pooler, Jr.	-	160,000	0.25%

Totals	60,452,503	4,653,000	100.00%

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EXHIBIT “A”

Form Notice of Redemption

To:	The Board of Directors of Cohen & Company Inc.

The Board of Managers of Cohen & Company, LLC

The undersigned Non-Parent Member hereby tenders (the “Tendering Member”) for Redemption an aggregate of      Units in Cohen & Company, LLC (the “Company”) in accordance with the terms of the Second Amended and Restated Limited Liability Company Agreement, dated as of March 6, 2026, as the same may be amended, supplemented and/or restated (the “Agreement”), and the redemption rights referred to herein. All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them in the Agreement.

The undersigned Tendering Member:

a)            undertakes to surrender all rights, title and interest in such Units on the Specified Redemption Date;

b)            directs that, pursuant to Section 12.2(b) of the Agreement and at the sole discretion of the Board of Directors of Parent, either (i) a certified check in an amount equal to the Cash Amount, payable on the Specified Redemption Date, be delivered to the name(s) at the address(es) specified below, or (ii) a certificate for Common Shares representing the Common Shares Amount, deliverable on the Specified Redemption Date, be delivered to the name(s) and at the address(es) specified below:

Name:

Address:

c)            represents, warrants, certifies and agrees that: (i) the undersigned Tendering Member has, and on the Specified Redemption Date will have, good, marketable and unencumbered title to such Units, free and clear of all liens, claims and encumbrances whatsoever, and (ii) such Redemption is in compliance with the provisions of Section 12.2 in the Agreement;

d)            agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of the Units to Parent or the Company, as the case may be, such Tendering Member shall assume and pay such transfer tax; and

e)            acknowledges that it will continue to own such Units until the Specified Redemption Date or this Notice of Redemption is withdrawn.

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Date: _______________

Name (Please Print)

Signature

Address: _____________________

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EXHIBIT B

Form of Notice of Election by Member to Convert LTIP Units to Units

The undersigned holder of LTIP Units hereby irrevocably: (i) elects to convert the number of LTIP Units in Cohen & Company, LLC (the “Company”) set forth below into Units in accordance with the terms of the Second Amended & Restated Limited Liability Company Agreement of the Company, dated as of March 6, 2026, as amended (the “Operating Agreement”); and (ii) directs that any cash in lieu of Units that may be deliverable upon such conversion be delivered to the address specified below. The undersigned hereby represents, warrants and certifies that the undersigned: (a) has title to such LTIP Units, free and clear of the rights or interests of any other person or entity other than the Company or the Manager (as defined in the Operating Agreement); (b) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein; and (c) has obtained the consent to or approval of all persons or entities, if any, having the right to consent to or approve such conversion.

Name of Holder:
(Please Print: Exact Name as Registered with the Company)

Number of LTIP Units to be Converted:

Date of this Notice:

(Signature of Holder: Sign Exact Name as Registered with the Company)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

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EXHIBIT C

Form of Notice of Election by the Company to Force Conversion of LTIP Units into Units

Cohen & Company, LLC (the “Company”) hereby elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Units in accordance with the terms of the Second Amended & Restated Limited Liability Company Agreement, dated as of March 6, 2026, as amended, of the Company (the “Operating Agreement”), effective as of ____________ (the “Conversion Date”).

Name of Holder:
(Please Print: Exact Name as Registered with the Company)

Number of LTIP Units to be Converted:

Date of this Notice:

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